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                                      15

                EXHIBIT 12.  RATIO OF EARNINGS TO FIXED CHARGES

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                                                  For the 3-Months                  For the years ended June 30
                                                 September 30, 2001         2001           2000        1999       1998
                                               -----------------------  -----------    -----------  ---------  ----------
Pretax income from continuing operations         $           41,263     $177,206        $177,055     $197,719     $231,138
Distribution of earnings from
 unconsolidated affiliates                                        -          527           4,220          840          602
Fixed charges                                                14,224       64,553          57,907       57,744       64,881
                                                 --------------------  ---------      ------------  -----------  ---------

Earnings                                         $           55,487     $242,286        $239,182     $256,303     $296,621


Interest                                         $           13,559     $ 61,576        $ 56,869     $ 56,837     $ 63,974
Amortization of premiums and other                              665        2,977           1,038          907          907
                                                 --------------------  ---------      ------------  -----------  ---------

Fixed Charges                                    $           14,224     $ 64,553        $ 57,907     $ 57,744     $ 64,881


Ratio of Earnings to Fixed Charges                             3.90         3.75            4.13         4.44         4.57
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